Exhibit (h)(vii)

AMENDED AND RESTATED FEE WAIVER AGREEMENT

This Agreement is entered into as of the 25th day of June, 2010 and amended and restated as of July 20, 2021, between the Asset Management Group of Bank of Hawaii (the "Adviser") and Fund Vantage Trust (the "Trust"), on behalf of the Pacific Capital Tax-Free Securities Fund and Pacific Capital Tax-Free Short Intermediate Securities Fund (each, a "Fund" and collectively, the "Funds"), each a series of the Trust.

WHEREAS, the Adviser desires to waive the entire amount of its advisory fee with respect to each Fund, the amount of which is set forth in Schedule B to the Investment Advisory Agreement between the Adviser and the Trust on behalf of each Fund, dated June 25, 20 l 0 (the "Contractual Advisory Fee");

WHEREAS, the Agreement provides that the parties may extend, modify, renew, or revise the Agreement by mutual written agreement; and

WHEREAS, the Adviser previously extended the term of this Agreement through August 31, 2021, and the Adviser wishes to further extend the term of this Agreement to August 31, 2023:

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees to waive the entire amount of the Contractual Advisory Fee.

Term. The waiver of the Contractual Advisory Fee contemplated in this Agreement shall be effective from June 25, 2010 through August 31, 2023 (the “Term”). The parties may extend, modify, renew, or revise this Agreement by mutual written agreement; provided, however, that the Adviser may not terminate this Agreement before the end of the Term without the consent of the Board of Trustees of the Trust.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Effective as of the date first set forth above.

Asset Management Group Of Bank Of Hawaii

By:	/s/ Roger Khlopin
Name:	Roger Khlopin
Title:	Senior Vice President

FundVantage Trust, on behalf of the Funds

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President